Exhibit 99.1

Genesis Energy, L.P. Announces the Expiration of Its Tender Offer for Any

and All of Aggregate Principal Amount of Its 5.750% Senior Notes Due 2021

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that its previously announced cash tender offer to purchase any and all of the outstanding aggregate principal amount of the 5.750% senior unsecured notes due 2021 that we co-issued with our subsidiary, Genesis Energy Finance Corporation (the “Notes”) expired at 5:00 p.m., New York City time, on December 8, 2017 (the “Expiration Time”). As of the Expiration Time, $195,131,000 aggregate principal amount of the outstanding Notes (approximately 55.75%) were validly tendered, which excludes $10,360,000 aggregate principal amount of the outstanding Notes that remain subject to guaranteed delivery procedures.

Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding. We intend to call such outstanding Notes for redemption on or after February 15, 2018 in accordance with the terms and conditions of the indenture governing the Notes.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to the tender offer and redemption. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer